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                                                               EX-99.B5-SUB-ADVI

                       INVESTMENT SUB-ADVISORY AGREEMENT


     AGREEMENT made this 1st day of November, 1992, by and between JACKSON NATIONAL FINANCIAL SERVICES, INC., a Delaware corporation and registered investment adviser ("Adviser"), and PPM AMERICA, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, Adviser is the investment manager for the Jackson National Capital Management Funds (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of five separate series or portfolios including Jackson National Money Market Fund, Jackson National Tax-Exempt Fund, Jackson National Income Fund, Jackson National Growth Fund and Jackson National Total Return Fund (the "Initial Portfolios"); and

     WHEREAS, Adviser desires to retain Sub-Adviser as its agent to furnish investment advisory services for the Initial Portfolios, upon the terms and conditions hereafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Initial Portfolios for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

     2. Additional Portfolios. In the event that the Fund establishes one or more portfolios other than the Initial Portfolios, with respect to which the Adviser desires to engage the Sub-Adviser to render investment advisory services hereunder, the Adviser shall notify the Sub-Adviser of such desire. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing whereupon such portfolio or portfolios shall become a Portfolio or Portfolios hereunder.

     3. Services to Be Performed. Subject always to the supervision of Fund's Board of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Initial Portfolios and other Portfolios hereunder and place all orders for the purchase and sale of securities, all on behalf of such Portfolios. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth in Section 7, below), and will monitor the Portfolios' investments, and will comply with the provisions of Fund's Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives,

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policies and restrictions of the Portfolios. Adviser will provide Sub-Adviser with current copies of the Fund's Declaration of Trust, By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Portfolios and to consult with each other regarding the investment affairs of the Portfolios. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program.

     Sub-Adviser further agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

     (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

     (c) Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Por'fclios and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Portfolio, or be in breach of any obligation owing to the Fund or in respect of any Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers

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furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. The Sub-Adviser will properly communicate to the officers and trustees of the Fund such information relating to transactions for any Portfolio as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Fund, Adviser, or Sub-Adviser, except as may be permitted under the 1940 Act;

     (d) will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Portfolios, including, without limitation, review of the general investment strategies of the Portfolios, the performance of the Portfolios in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser;

     (e) will prepare such books and records with respect to the Portfolios' securities transactions as requested by the Adviser and will furnish Adviser -nd Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

     (f) will act upon instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with the fiduciary duties hereunder;

     (g) will receive the recommendations of Adviser with respect to the investment and reinvestment of the assets of the Portfolios.

     4. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Fund.

     5. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, at the end of each calendar month a sub-advisory fee computed at an annual rate of the average daily net assets of the Portfolios subject to this Agreement as follows:


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
               Portfolios                      Annual Rate of Average
                                                  Daily Net Assets

           Jackson National Money Market Fund        .035%
           Jackson National Tax-Exempt Fund          .035%
           Jackson National Income Fund              .035%
           Jackson National Growth Fund              .035%
           Jackson National Total Return Fund        .035%


     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

     6. Services to Others. Adviser understands, and has advised Fund's Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies. Adviser has no objection to Sub-Adviser acting in such capacities, provided that whenever the Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Adviser recognizes, and has advised Fund's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that a Portfolio may obtain in a particular security. It is further agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Adviser understands, and has advised Fund's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

     7. Limitation of Liability. Adviser will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub-Adviser's duties under this Agreement, except for a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.


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     8.  Term; Termination; Amendment. This Agreement shall become effective with respect to the Initial Portfolios on November 1, 1992, provided that it has been approved by a vote of a majority of the outstanding voting securities of each Portfolio in accordance with the requirements of the 1940 Act and shall remain in full force until February 28, 1994, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Portfolio, but only as long as such continuance is specifically approved for each Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Portfolio, the Sub-Adviser may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Adviser or by the Sub-Adviser on sixty (60) days written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Portfolio on sixty (60) days written notice to Sub-Adviser by the Fund.

     This Agreement may be terminated with respect to any Portfolio at any time without the payment of any penalty by the Adviser, the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

     The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

     Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination.

     This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund is terminated, assigned or not renewed.

     9. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     10. Limitations on Liability. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and

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trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Portfolio, for the enforcement of any claims.

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     12. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Michigan.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

                                     JACKSON NATIONAL FINANCIAL
                                     SERVICES, INC.

                                     By: /s/

                                     Title:  President

     ATTEST:

     /s/ Larry C. Jordan

     Title:  Chief Operating Officer



                                     PPM AMERICA,INC.


                                     By: /s/

                                     Title: Chief Executive Officer

ATTEST:

/s/
Title: